SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CONMED CORPORATION
 ................................................................................
                (Name of Registrant as Specified in Its Charter)

                                       N/A
 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ......................................................................
     2)   Aggregate number of securities to which transaction applies:
          ......................................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ......................................................................
     4)   Proposed maximum aggregate value of transaction:
          ......................................................................
     5)   Total fee paid:
          ......................................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          ......................................................................
     2)   Form, Schedule or Registration Statement No.:
          ......................................................................
     3)   Filing Party:
          ......................................................................
     4)   Date Filed:
          ......................................................................

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York on Tuesday, May 18, 1999, at 3:30 P.M. (New York time), for the following purposes:

        (1) To elect six Directors to serve on the Company's Board of Directors;

        (2) To appoint independent accountants for the Company for 1999;

        (3) To approve the adoption of the Company's 1999 Long-Term Incentive Stock Plan;

        (4) To approve an amendment to the Company's Restated Certificate of Incorporation to increase to 100,000,000 the number of authorized shares of Common Stock; and

        (5) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The shareholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                  By Order of the Board of Directors,



                                                       Thomas M. Acey
                                                            Secretary

April 9, 1999

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1999

         The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999, at 3:30 P.M. (New York time), at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's annual report to shareholders are being mailed on or about April 9, 1999 to all shareholders of record on March 31, 1999. Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The persons named as proxies are Eugene R. Corasanti and Robert E. Remmell, each of whom is presently a director and an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material. The total amount of such reimbursement of expenses is anticipated to be approximately $30,000.

         Votes at the 1999 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

         The holders of record of the [ ] shares of Common Stock outstanding on March 31, 1999 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal 1, the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposals 2 and 3 require the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposal 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in order to be approved by the shareholders. When properly executed a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted "for" all portions of items (1), (2), (3) (except as stated in the next paragraph) and (4), and in the proxies' discretion on any other matters coming before the meeting.

         Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals 1, 2 and 4 are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes") and Proposal 3 is considered "non discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on this item. The broker non-votes will be treated in the same manner as votes present.

                                  ANNUAL REPORT

         The annual report for the fiscal year ended December 31, 1998, including financial statements, is being furnished herewith to shareholders of record on March 31, 1999. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1999, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL           PERCENT
NAME OF BENEFICIAL OWNER*                        OWNERSHIP             OF CLASS
-------------------------                    -----------------         --------

William W. Abraham(1)                             [    ]                 (2)

Eugene R. Corasanti(3)                            [    ]                [    ]%

Joseph J. Corasanti(4)                            [    ]                 (2)

Bruce F. Daniels(5)                               [    ]                 (2)

Joseph B. Gross(6)                                [    ]                 (2)

William D. Matthews(7)                            [    ]                 (2)

Robert E. Remmell(8)                              [    ]                 (2)

Stuart J. Schwartz(9)                             [    ]                 (2)

Robert D. Shallish, Jr.(10)                       [    ]                 (2)

Directors and executive officers
  as a group (9 persons)
  (1)(3)(5)(6)(7)(8)(9)(10)(11)                   [    ]                [    ]%

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL           PERCENT
NAME OF BENEFICIAL OWNER*                        OWNERSHIP             OF CLASS
-------------------------                    -----------------         --------

Bristol-Myers Squibb Company(12)
  345 Park Avenue
  New York, NY 10154                              1,000,000              [   ]%

Fenimore Asset Management, Inc.(13)
Thomas O. Putnam
  118 North Grand Street
  P.O. Box 310
  Cobleskill, New York 12043                      1,281,584              [   ]%

Neuberger Berman, LLC(14)
Neuberger Berman Management Inc.
  605 Third Avenue
  New York, New York 10158-3698                     795,200              [   ]%

-----------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.

(1)  Includes [ ] shares subject to options, exercisable within 60 days.

(2)  Less than 1%.

(3) Includes [ ] shares subject to options, exercisable within 60 days. Also includes [ ] shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.

(4)  Includes [ ] shares subject to options,  exercisable within 60 days. Joseph
     J. Corasanti is the son of Eugene R. Corasanti.

(5) Includes [ ] shares subject to options, exercisable within 60 days. Also includes [ ] shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.

(6)  Includes [ ] shares subject to options, exercisable within 60 days.

(7)  Includes [ ] shares subject to options, exercisable within 60 days.

(8)  Includes [ ] shares subject to options, exercisable within 60 days.

(9) Includes [ ] shares owned beneficially by the wife of Stuart J. Schwartz. Mr. Schwartz disclaims beneficial ownership of these shares.

(10) Includes [ ] shares subject to options, exercisable within 60 days.

(11) Includes [ ] shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Joseph B. Gross, William D. Matthews, Robert E. Remmell, Stuart J. Schwartz and Robert D. Shallish, Jr., directors and executive officers of the Company. Such [ ] shares are equal to approximately [ ]% of the Common Stock outstanding. As of March 31, 1999, the Company's directors and officers as a group (9 persons) are the record owners of [ ] shares, which is approximately [ ]% of the Common Stock outstanding.

(12) A Schedule 13D filed with the SEC by Bristol-Myers Squibb Company ("BMS") on January 9, 1998, indicates that BMS beneficially owns 1,000,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares pursuant to a warrant to purchase Common Stock, dated as of December 31, 1997, issued by the Company to BMS in connection with the acquisition of Linvatec Corporation ("Linvatec") by the Company on December 31, 1997.

(13) An Amendment to a Schedule 13G, filed with the SEC by these entities on February 5, 1999, indicates that such entities beneficially own 1,281,584 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.

(14) A Schedule 13G filed by these entities on February 10, 1999, indicates that such entities beneficially own 795,200 shares of Common Stock by virtue of having sole and shared voting and shared dispositive power over such shares through discretionary accounts owned economically by clients.

     On March 31, 1999 there were [ ] shareholders of record of the Company's Common Stock.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 1998, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         At the meeting, six directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

         The Board of Directors recommends a vote FOR this proposal.

         The Board of Directors consists of six directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

         The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

                NOMINEES FOR ELECTION AT THE 1999 ANNUAL MEETING

                                             SERVED AS
                                              DIRECTOR                   PRINCIPAL OCCUPATION OR
NAME                             AGE           SINCE                    POSITION WITH THE COMPANY
----                             ---         ---------                  -------------------------

Eugene R. Corasanti               68           1970            Chairman of the Board of Directors, President and
                                                               Chief Executive Officer of the Company

Robert E. Remmell                 68           1983            Member of Steates Remmell Steates & Dziekan
                                                               (Attorneys) and Assistant Secretary of the Company

Bruce F. Daniels                  64           1992            Executive, retired

William D. Matthews               64           1997            Chairman of the Board of Directors and retired
                                                               Chief Executive Officer of Oneida Ltd. and director
                                                               of Oneida Financial Corporation and Coyne Textile
                                                               Services

Stuart J. Schwartz                62           1998            Physician, retired

Joseph J. Corasanti               35           1994            Executive Vice President/General Manager of the
                                                               Company

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

         EUGENE R. CORASANTI (age 68) has served as President and Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is a Director and Executive Vice President/General Manager of the Company.

         ROBERT E. REMMELL (age 68) has served as a Director since June 1983 and as an Assistant Secretary since June 1983. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, the Company's corporate counsel. The Company paid approximately $7,400 to Steates Remmell Steates & Dziekan for services rendered during fiscal year 1998. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

         BRUCE F. DANIELS (age 64) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

         WILLIAM D. MATTHEWS (age 64) has served as a Director of the Company since August 1997. Since 1986 he has been the Chairman of the Board, and from 1986 to his retirement in January 1999 he was the Chief Executive Officer of, Oneida Ltd. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law.

         STUART J. SCHWARTZ (age 62) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and a M.D. degree from SUNY Upstate Medical College, Syracuse.

         JOSEPH J. CORASANTI (age 35) has served as a Director of the Company since May 1994. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 at which time he was named Executive Vice-President/General Manager of the Company. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman, President and Chief Executive Officer of the Company.

         WILLLAM W. ABRAHAM (age 67) joined the Company in May 1977 as General Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and on March 24, 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

         ROBERT D. SHALLISH, JR. (age 50) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

         THOMAS M. ACEY (age 52) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

         LUKE A. POMILIO (age 34) joined the Company as Controller in September 1995. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

         DANIEL S. JONAS (age 35) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. Prior to his employment with the Company he was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

         FRANK R. WILLIAMS (age 50) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989 he became Vice President-Business Development and became Vice President-Technology Assessment in November 1995. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

         JOSEPH B. GROSS (age 40) joined the Company as Manager of Manufacturing Engineering in April 1988 and became Vice President-Operations in May 1992. In addition, in April 1998 he became the President of Linvatec, a wholly owned subsidiary of the Company. Prior to his employment with the Company, Mr. Gross was employed at Oneida Ltd. Silversmiths. Mr. Gross holds a B.S. degree from the State University of New York-College of Technology and a Master's degree in Business Administration from Rensselaer Polytechnic Institute.

         JOHN J. STOTTS (age 43) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

         JOHN V. SCIBELLI (age 52) joined the Company as President of Aspen Laboratories, Inc., a wholly owned subsidiary of the Company, in August 1998. Prior to his employment with the Company, Mr. Scibelli was employed by Valleylab Inc. Division of Pfizer for twelve years where he served in a number of senior management capacities, most recently as President. Mr. Scibelli holds a B.S. degree from Long Island University and a Ph.D. degree in Chemistry from the University of Michigan.

         ALEXANDER R. JONES (age 42) joined the Company as a Sales Representative in October 1982 and become Vice President, Sales in November 1998. During his employment with the Company, Mr. Jones has also served as Canadian Sales Manager, Director-National Accounts, Regional Sales Manager and National Sales Manager. Mr. Jones holds a B.A. degree from Muhlenberg College.

         MICHAEL P. O'GRADY (age 50) joined the Company in September 1976 as Sales Territory Manager and became Western Regional Manager in 1978. In June 1998 he was named National Sales Manager for Hall Surgical/Linvatec and in January 1999 he became National Sales Manager for both Hall Surgical and Linvatec.

         MARK D. SNYDER (age 46) joined Linvatec in January 1986 and presently serves as its Vice President of Manufacturing Operations. Prior to Linvatec, he was a manager at Price Waterhouse in the Manufacturing Consulting Services Group. He has served as President and Board member of the Suncoast National Association of Purchasing Managers. Mr. Snyder received his B.A. from Temple University in Philadelphia and his M.B.A. from the University of Houston. In addition, he has received his CPIM from the American Production & Inventory Control Society and his CDP from the Data Processing Management Association.

         DAVID A. POWERS (age 50) first joined Linvatec in August 1988, left in April 1993 and returned to Linvatec as Vice President of Marketing in July 1998. From April 1993 to July 1998, Mr. Powers held various positions in sales, marketing, product development and medical education at Smith & Nephew Dyonics, Concept Incorporated and the Anthrex Corporation.

         SCOTT J. DILLENBACK (age 41) joined the Company as a Territory Sales Representative in l980 and in April 1992 he became a Product Manager. He left the Company in April 1988 to become the marketing manager for Yellow Springs Instrument Co., Inc., where he became the General Manager of the Temperature Products Division. Mr. Dillenback returned to the Company in April 1992 as a Marketing Manager, and became the Director of Marketing in October 1992. In January 1995 Mr. Dillenback became the Vice President for Marketing of Surgical Systems, and in April 1997 he became the Vice President of Research and Development. Mr. Dillenback graduated with a B.A. degree from Hamilton College in 1980.

         JOHN S. GENTELIA (age 62) joined the Company in August 1983 as Manager of Engineering. He became a General Manager in 1988 and the Vice President of Advanced Technology in July 1991. Mr. Gentelia holds a B.S. from the Electronic Institute of Technology.

         ALAN B. FINK (age 44) joined the Company in October 1976 as a Territory Manager. During his employment with the Company, he has held positions as Regional Manager, Marketing Manager-Europe, International Marketing Manager and Director of International Operations. Mr. Fink became the Vice President of International Sales in May 1992. Mr. Fink has a B.S. degree from the University of Massachusetts.

         The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 2001. The Company's other officers are appointed by the Board of Directors and hold office at the will of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

         The Audit Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as the direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met two times during 1998.

         The Stock Option Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee acted by unanimous written consent on resolutions twelve times during 1998.

         The Compensation Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met two times during 1998.

         The full Board of Directors met eight times (seven times in person and once by telephone) and voted by unanimous consent on resolutions once during 1998. Each incumbent director attended or acted upon at least 75% of the total 1998 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

         Each Director was paid $1,000 for each of the seven meetings of the full Board of Directors personally attended and Messrs. Daniels, Matthews and Remmell, as non-employee directors, were paid $2,500 for each of the four fiscal quarters of service on the Board of Directors. Dr. Schwartz, as a non-employee director, received two $2,500 payments for two fiscal quarters of service on the Board of Directors and $2,000 for his attendance at two meetings of the full Board of Directors. Harry Cone received $7,000 for his services as a director until May 19, 1998 (consisting of two $2,500 payments for two fiscal quarters of service on the Board of Directors and $2,000 for his attendance at two meetings of the full Board of Directors) when his term in office terminated upon his decision not to stand for election at the 1998 annual meeting of shareholders. Mr. Cone did not decline to stand for re-election due to a disagreement with the Company on any matter. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Cone, Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and, if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1999) elected, reelected or continuing as a director, receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

         The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company (the "CEO") and (ii) William W. Abraham, Robert D. Shallish, Jr., Joseph B. Gross and Joseph J. Corasanti, the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 1998 (the CEO and such officers, the "Named Executive Officers").

         The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 1998, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 1999 will be reported in the proxy statement for the Company's 2000 Annual Meeting of Shareholders, unless such compensation has been previously reported.

SUMMARY COMPENSATION TABLE

         The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).

                           SUMMARY COMPENSATION TABLE

                                                                                                      Long-Term
                                                                                                     Compensation
                                                             Annual Compensation                        Awards
                                                ---------------------------------------------        ------------

             (a)                   (b)            (c)               (d)               (e)                 (f)
                                                                                  Other Annual
      Name and Principal         Fiscal         Salary             Bonus          Compensation          Options
           Position               Year            ($)              ($)(1)             ($)                 (#)
      ------------------         ------         ------             ------         ------------          -------

Eugene R. Corasanti,              1998          312,277           45,000           225,000(2)           55,000
 President, Chief                 1997          300,000                -           202,000(2)            1,500
 Executive Officer and            1996          250,523                -           165,000(2)           62,000
 Chairman of the Board


William W. Abraham,               1998          176,557           25,350                 -               5,000
 Senior Vice President            1997          161,007           10,000                 -              20,000
                                  1996          152,107                -                 -               7,000

Joseph B. Gross,                  1998          164,990           24,180                 -              35,000
 Vice President-                  1997          144,957           25,000                 -              31,000
 Operations and                   1996          134,307                -                 -               7,000
 President of Linvatec

Robert D. Shallish, Jr.,          1998          158,662           22,893                 -               5,000
 Chief Financial Officer          1997          144,957           25,000                 -              20,000
 and Vice President-              1996          134,307                -                 -               7,000
 Finance

Joseph J. Corasanti               1998          133,195           21,843                 -              30,000
Executive Vice-President/         1997          118,995           10,000                 -              22,500
General Manager                   1996          106,607                -                 -               7,000

------------------

(1) Includes cash bonuses in year earned even if paid after the fiscal year end.
(2) Amounts represent deferred compensation and accrued interest for Mr. Corasanti. See the discussion of Mr. Corasanti's employment agreement, below.

         Eugene R. Corasanti has a five-year employment agreement (the "Employment Agreement") with the Company, extending through December 31, 2001. The Employment Agreement provides for Mr. Corasanti to serve as president and chief executive officer of the Company for five years at an annual salary, not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as president and chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of
(i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined that Mr. Corasanti's base salary will be $320,000 for 1999.

         The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti as described under "Certain Relationships and Related Transactions." In 1998, premiums on these policies paid by the Company aggregated approximately $49,000.

STOCK OPTION PLANS

THE 1992 PLAN

         In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

         Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 2,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 1,623,134 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 1,353,593 shares of Common Stock are still exercisable. Options relating to 366,866 shares of Common Stock remain available to be granted.

THE 1983 PLAN

         In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

         No additional options may be granted under the 1983 Plan. Options relating to 1,005,753 shares of Common Stock were granted under the 1983 Plan, of which options for 108,014 shares of Common Stock are still exercisable.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director (Messrs. Cone, Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1999) elected, reelected or continuing as a director receives 1,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

         A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 16,500 shares of Common Stock have been granted and options for 6,000 shares are still exercisable. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

OPTION GRANTS TABLE

         The following table sets forth, with respect to grants of stock options made during 1998 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1998; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).


                              OPTION GRANTS IN 1998

                                                                                             Potential Realizable Value
                                                                                               at Assumed Annual Rates
                                                                                                   of Stock Price
                                                                                                   Appreciation for
                                    Individual Grants                                                Option Term
------------------------------------------------------------------------------------------    ---------------------------
    (a)                        (b)              (c)              (d)              (e)             (f)          (g)

                            Number of
                           Securities
                           Underlying        % of Total
                             Options       Options Granted     Exercise or
                             Granted       to Employees in     Base Price      Expiration
Name                           (#)               1998            ($/Sh)            Date            5% ($)       10% ($)
----                       ----------      ---------------     ------------    -----------         ------       -------

Eugene R. Corasanti         50,000             9.83%            21.9375         1/27/08            689,819     1,748,136

Eugene R. Corasanti          5,000             0.98%            22.5000         5/19/08             70,751       179,296

William W. Abraham           5,000             0.98%            22.5000         5/19/08             70,751       179,296

Joseph B. Gross             20,000             3.93%            23.2500          5/4/08            292,436       741,090

Joseph B. Gross              5,000             0.98%            22.5000         5/19/08             70,751       179,296

Joseph B. Gross             10,000             1.97%            27.2500         11/4/08            171,374       434,295

Robert D. Shallish, Jr.      5,000             0.98%            22.5000         5/19/08             70,751       179,296

Joseph J. Corasanti          5,000             0.98%            22.5000         5/19/08             70,751       179,296

Joseph B. Gross             25,000             4.92%            20.6875         9/14/08            325,256       824,264

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table sets forth, with respect to each exercise of stock options during 1998 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 1998, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 1998, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.

                     AGGREGATED OPTION EXERCISES IN 1998 AND
                         DECEMBER 31, 1998 OPTION VALUES

   (a)                              (b)              (c)                   (d)                         (e)

                                                                   Number of Securities     Value of Unexercised In-
                                                                  Underlying Unexercised      the-Money Options at
                                                                  Options at 12/31/98 (#)        12/31/98($)(1)
                                                                 -------------------------  ------------------------
                                  Shares
                                 Acquired           Value              Exercisable/               Exercisable/
  Name                        on Exercise (#)    Realized ($)         Unexercisable               Unexercisable
  ----                        ---------------    ------------         -------------               -------------

Eugene R. Corsanti                   0                0               305,502/55,000            5,886,640/605,625

William W. Abraham                   0                0               144,051/8,001             2,962,917/114,272

Joseph B. Gross                    5,450            78,244            16,000/67,000              116,000/644,950

Robert S. Shallish                  500             13,960            58,000/28,200             1,129,091/266,800

Joseph J. Corasanti               21,600           297,731            15,300/61,200              121,731/729,487

---------------

(1)  Assumes $33 per share fair market value on December 31, 1998.


PENSION PLANS

         The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. Eugene R. Corasanti's deferred compensation is not included in the calculation of his retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

         The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension

Plan in addition to the benefits to be received under the Pension Plan. During 1996, Mr. William W. Abraham reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits, as of October 31, 1996.

         As of December 31, 1998, Messrs. E. Corasanti, Abraham, Shallish and J. Corasanti had three, two, nine and six years of credited service, respectively. The following table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service. The benefits listed in the table are not subject to any deduction for Social Security or other offset amounts.

         As of December 31, 1997, the Company acquired Linvatec from BMS. In connection with the acquisition, the Company established a defined Benefit Retirement Plan (the "Linvatec Plan") effective January 1, 1998 which provides the same level of benefits to the Linvatec employees as the BMS plan provided prior to the acquisition. Assets equal to the present value of the accrued benefits of the Linvatec employees were transferred from the BMS plan to the new Linvatec Plan once those figures became available. Participants therefore continue under the new plan as if nothing had changed.

         The Linvatec Plan provides coverage to all employees of the Linvatec group who have attained the age of 18. The Linvatec Plan provides for benefits payable to eligible participants in an amount equal to approximately 2% of five year average earnings less 1/70 of the estimated primary insurance amount multiplied by the years of service rendered not to exceed 40 years. Benefits are fully vested after the participant completes 5 years of service. Upon reaching normal retirement age, generally age 65, participants are entitled to receive vested benefits under the Linvatec Plan in the form of an annuity payable for life, or in some other actuarial equivalent option.

         As of December 31, 1998, Mr. Gross had eleven years of credited service. The following table presents information concerning the annual pension payable under the Linvatec Plan based upon various assumed levels of annual compensation and years of service. The benefits listed in the table are subject to any deduction for Social Security or other offset amounts.

                                                 CONMED PENSION PLAN

                                                   Years of Service
                   ------------------------------------------------------------------------------------
    Average
      Pay              15                 20                 25                 30                35
    -------           ----               ----               ----               ----              ---
   $125,000         $28,125            $37,500            $46,875            $56,250           $65,625
   $150,000          33,750             45,000             56,250             67,500            78,750
   $175,000(1)       36,000             48,000             60,000             72,000            84,000
   $200,000(1)       36,000             48,000             60,000             72,000            84,000
   $225,000(1)       36,000             48,000             60,000             72,000            84,000
   $250,000(1)       36,000             48,000             60,000             72,000            84,000
   $300,000(1)       36,000             48,000             60,000             72,000            84,000
   $400,000(1)       36,000             48,000             60,000             72,000            84,000
   $450,000(1)       36,000             48,000             60,000             72,000            84,000
   $500,000(1)       36,000             48,000             60,000             72,000            84,000


                                                 LINVATEC PENSION PLAN

                                                   Years of Service
                   ------------------------------------------------------------------------------------
    Average
      Pay              15                 20                 25                 30                35
    -------           ----               ----               ----               ----              ---
   $125,000         $33,924            $45,232            $66,540            $67,848           $79,156
   $150,000          41,424             55,232             69,040             82,848            96,656
   $175,000(1)       44,424             59,232             74,040             88,848           103,656
   $200,000(1)       44,424             59,232             74,040             88,848           103,656
   $225,000(1)       44,424             59,232             74,040             88,848           103,656
   $250,000(1)       44,424             59,232             74,040             88,848           103,656
   $300,000(1)       44,424             59,232             74,040             88,848           103,656
   $400,000(1)       44,424             59,232             74,040             88,848           103,656
   $450,000(1)       44,424             59,232             74,040             88,848           103,656
   $500,000(1)       44,424             59,232             74,040             88,848           103,656

------------

(1)      1998 statutory limits are $130,000 for straight life annuity benefit payable at age 65 and $160,000 for annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Board of Directors, pursuant to the terms of the Employment Agreement, establishes the annual salary of Eugene R. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee is presently composed of Bruce F. Daniels, William D. Matthews and Robert E. Remmell. The Stock Option Committee is presently composed of Bruce F. Daniels, Robert E. Remmell and Stuart J. Schwartz.

         The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company's President and Chairman ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors to determine a higher salary in its discretion.

         In 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.56 per diluted share. In 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and the business and substantially all of the assets of The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $0.94 per diluted share. In 1996, the Company acquired the business and substantially all of the assets of New Dimensions In Medicine, Inc. in a $34.9 million purchase transaction and continued to increase the level of net income to $16.3 million, or $1.12 per diluted share.

         In the light of the foregoing  matters,  on November 4, 1996, the Board
of  Directors  approved  Mr.  Corasanti's  current  employment  agreement,   for
employment from January 1, 1997 through December 31, 2001.

         In 1997, the Company continued to integrate its completed acquisitions, recording then record revenues of $138.2 million. The Company also completed two additional acquisitions to nearly triple the Company's size -- the acquisition of a surgical suction instrument and tubing product line from the Davol subsidiary of C.R. Bard, Inc. for a cash purchase price of $24 million and the acquisition of Linvatec and certain related assets from BMS for a cash purchase price of $370 million (plus the assumption of net liabilities totalling approximately $16.6 million) and the issuance of a warrant to purchase one million shares of the Company's Common Stock at a warrant exercise price of $34.23. For 1997, excluding unusual charges related to the acquisition of Linvatec and the closure of the Company's Dayton, Ohio manufacturing facility, the Company had net income of $17 million, or $1.12 per diluted share.

         In 1998, the Company continued to integrate its completed acquisitions, again recording record revenues of $336.4 million. The Company, through its wholly owned subsidiary Linvatec, acquired an arthroscopic fluid control product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $17.5 million. For 1998, excluding a one-time charge in connection with the refinancing of the Company's credit facility, the Company had net income of $19.4 million, or $1.26 per diluted share. The Company's stock price has increased from $7.22 on December 31, 1992 to $33 on December 31, 1998.

In light of these factors, the Board of Directors awarded Mr. Corasanti 1998 base salary compensation of $312,277.

         The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in 1998, the Company granted each of the Company's executive officers, including Eugene R. Corasanti, stock options.

         Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted 55,000 stock options to Eugene R. Corasanti in 1998. In 1998, the Committee granted 174,500 options to executive officers.

         The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 1998 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors               Compensation Committee   Stock Option Committee
------------------               ----------------------   ----------------------

Eugene R. Corasanti, Chairman    Bruce F. Daniels         Bruce F. Daniels
Joseph J. Corasanti              William D. Matthews      Robert E. Remmell
Bruce F. Daniels                 Robert E. Remmell        Stuart J. Schwartz
William D. Matthews
Robert E. Remmell
Stuart J. Schwartz


BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's Board of Directors, which is presently composed of Eugene
R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert
E. Remmell and Stuart J. Schwartz, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the President and Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the Executive Vice President/General Manager of the Company, also serves as an officer of several of the Company's subsidiaries and is the son of Eugene R. Corasanti. Robert E. Remmell is the Assistant Secretary of the Company and also serves as an officer of several of the Company's subsidiaries.

         The Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 1998 were approximately $49,000. Of such premiums, an aggregate of approximately $4,200 has been reflected as compensation to Mr. Corasanti. The remaining amount of $44,800 is being treated by the Company as a loan to Mr. Corasanti. At December 31, 1998, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $453,000. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

         Robert E. Remmell, Assistant Secretary, director and shareholder of the Company and an officer of several of the Company's subsidiaries, is a partner of Steates Remmell Steates & Dziekan, the Company's corporate counsel. The Company paid approximately $7,400 to Steates Remmell Steates & Dziekan in 1998.

         The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA and Chubb Insurance Company covering the period from January 31, 1999 through January 31, 2000 at a total cost of $175,000, which covers directors and officers of the Company and its subsidiaries.

PERFORMANCE GRAPH

         The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG CONMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
           AND THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX


[Graphic material omitted.  Data is presented in tabular form below:

                                                  Cumulative Total Return

                                        12/93     12/94     12/95     12/96     12/97     12/98

CONMED CORPORATION            CNMD      100       296       535       439       565       700

Nasdaq Stock Market-US        INAS      100       101       110       176       203       296

S & P Medical Produts &       IMDP      100       119       201       234       292       404
Supplies Index


_______________

*    $100 invested on 12/31/93 in stock or index - including reinvestment of dividends.
     Fiscal year ending December 31.

                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated as independent accountants for 1999, and the Board has approved the recommendation.

         Unless otherwise specified, shares represented by proxies will be voted for the appointment of PricewaterhouseCoopers LLP as independent accountants for 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 1999.

         The Board of Directors recommends a vote FOR this proposal.

         PROPOSAL THREE: ADOPTION OF 1999 LONG-TERM INCENTIVE STOCK PLAN

         The Board of Directors adopted the Company's 1999 Long-Term Incentive Plan (the "1999 LTIP") on March 3, 1999, subject to the approval of shareholders. The Board of Directors believes that the Company's long-term financial interests, including its growth and performance, are dependent upon its ability to attract and retain employees and consultants of outstanding ability. The 1999 LTIP will provide the Company an opportunity to encourage selected employees and consultants and employees and consultants of its subsidiaries to acquire an ownership interest in the Company and will help align their economic interests directly with those of the Company's shareholders. The 1999 LTIP will also provide the Company with flexibility to offer, in line with competitive practices, compensation packages to selected candidates whose contributions and skills are important to its long-term success. The present executive officers of the Company are potential beneficiaries under the 1999 LTIP. The following summary of the principal terms of the 1999 LTIP is qualified in its entirety by reference to the complete text of the 1999 LTIP set forth in Exhibit A to this Proxy Statement.

         General. Under the 1999 LTIP, the Company may grant employees or consultants stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), performance shares and restricted stock (collectively, the "awards"). The 1999 LTIP is administered by the Stock Option Committee (the "Committee" or the "Stock Option Committee"), which is authorized to select employees of the Company and its subsidiaries and consultants to receive awards, determine the type, size and terms of awards to be made, determine the number of shares of Common Stock or share units subject to any award and determine the other terms and conditions of such awards to the extent not provided for in the 1999 LTIP. The Committee also has the authority to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Subject to limits it may establish, the Committee may delegate such authority with respect to employees other than those considered to be Covered Employees under the 1999 LTIP (including the Chief Executive Officer and employees whom the Committee considers likely to be among the four most other highly compensated executive officers for the year in which an award is made or payable) and other employees who are subject to Section 16 of the Exchange Act.

         All employees of the Company and its subsidiaries and certain physician consultants who have entered into consultancy agreements with the Company who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Stock Option Committee, are eligible to receive awards under the 1999 LTIP. The Stock Option Committee may also deem other employees of the Company and its subsidiaries or consultants eligible to receive awards of nonstatutory options under the 1999 LTIP. While such criteria are subjective in nature, the Company currently estimates that approximately 110 employees and consultants are likely to be eligible to receive awards each year under the 1999 LTIP.

         It is not possible to determine the benefits or amounts to be received under the 1999 LTIP because all amounts to be received will be based solely on future performance.

         The maximum aggregate number of shares of Common Stock which are available for the grant of awards under the 1999 LTIP shall not exceed 1,000,000 shares of Common Stock, adjusted for any stock dividend or split, recapitalization, merger or any similar change. Notwithstanding the foregoing, in no event shall more than 400,000 shares of Common Stock (as adjusted in accordance with the preceding sentence) be available for the issuance of Common Stock pursuant to performance shares or restricted stock awards.

         On March 31, 1999, the closing price of the Common Stock on the Nasdaq Stock Market was $[___] per share.

         Stock Options. Stock options entitle the holder to purchase shares of Common Stock at a per share price determined by the Stock Option Committee which price will not be less than the closing price of Common Stock on the Nasdaq Stock Market (or, if applicable, on the principal securities exchange on which such shares of Common Stock are traded) on the date of grant ("Fair Market Value"). Stock options will be exercisable for such period as is determined by the Stock Option Committee, but in no event may options be exercisable after 10 years from the date of grant. The Stock Option Committee may permit an employee or a consultant who has received a grant of nonstatutory stock options to transfer the options, subject to such terms and conditions specified by the Stock Option Committee, to the employee's or consultant's spouse and issue (including adopted and step-children) or to a trust for the benefit of the employee or consultant and such family members. No employee or consultant may receive stock option grants under the Plan for more than 200,000 shares of Common Stock in any 12 month period.

         Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for Federal income tax purposes and the Company will not be entitled to any deduction. If the Common Stock acquired upon exercise is not disposed of within the one-year period beginning on the date of the transfer of the Common Stock to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the Common Stock is disposed of within the one-year or two-year periods referred to above, the optionee will realize ordinary income at the time of disposition in an amount equal to the excess of the Fair Market Value of the Common Stock on the date of exercise (or, if less, the net proceeds of the disposition) over the exercise price, and the Company will be entitled to a corresponding deduction.

         Upon the grant of a nonstatutory option, no income will be realized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the optionee will realize ordinary income in the amount by which the Fair Market Value of the Common Stock at the time of exercise exceeds the exercise price, and the Company will be entitled to a corresponding deduction. The Stock Option Committee may permit an optionee to satisfy the Company's obligation to withhold required taxes upon the exercise of a nonstatutory option by having the Company retain the number of shares of Common Stock, the Fair Market Value of which is equal to the required withholding amount.

         Performance Shares. Performance share awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The number of shares of Common Stock or share units to which the holder is entitled is based upon performance conditions of the Company over a performance period (which in no event may be less than twelve months) as determined by the Stock Option Committee. Performance share awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Stock Option Committee will determine whether performance shares granted in the form of share units shall be paid in cash, Common Stock or a combination thereof.

         Awards of performance shares to the Chief Executive Officer and the employees whom the Stock Option Committee considers likely to be among the four most highly compensated executive officers for the year in which an award is made or payable shall, except to the extent determined otherwise by the Stock Option Committee, be subject to performance conditions. The conditions must be established within 90 days after the start of the performance period and be based on the achievement by the Company or, if applicable, a business unit of a specified target operating or net income, earnings per share, return on assets, return on equity, any combination of the foregoing, or on the achievement of a targeted shareholder return. The Stock Option Committee may reduce or eliminate an award of performance shares to such officers, notwithstanding the achievement of a specified target. The maximum number of performance shares subject to any award under the Plan to such an officer is 200,000 for each twelve months during the performance period; to the extent the award is paid in cash, the maximum is the cash value of such shares at the closing price on the Common Stock's last trading day on the Nasdaq Stock Market or, if applicable, the principal securities exchange on which such shares of Common Stock are traded during the period. If such an officer terminates employment for any reason during the period, the award will be payable to the extent determined by the Stock Option Committee if the performance conditions are achieved.

         Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted under the Plan to provide holders of options granted under the Plan with an alternative method of realizing the benefits of those options. Upon exercise of a SAR and surrender of the related option, the Company will pay to the holder of the SAR an amount equal to 100%, or such lesser percentage as the Committee may determine, of the excess of (a) the fair market value of the shares of Common Stock subject to the related option on the date the SAR is exercised over
(b) the exercise price for those shares of Common Stock (the "spread"). This amount is payable by the Company at the time of exercise in cash, in shares of Common Stock, or in any combination of cash and shares Common Stock, as determined by the Committee. SARs may be exercised only at a time and to the same extent as the related option is exercisable. Upon exercise of a SAR, the holder of the SAR must surrender, unexercised, the related option or any applicable portion thereof.

         Restricted Stock. Restricted stock awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. Restricted stock awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Stock Option Committee will determine whether restricted stock granted in the form of share units shall be paid in cash, Common Stock or a combination thereof. The conditions and the length of the period for vesting of restricted stock awards are established by the Stock Option Committee at the time of grant. A restricted period of not less than three years shall apply to all Common Stock or share units subject to restricted stock awards, except that a restricted period of less than three years may apply to such grants with respect to up to ten percent (10%) of the total shares of Common Stock available for the grant of awards under the Plan.

         Change in Control. In the event of a "Change in Control" (as defined in the Plan), (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares granted in the form of shares of Stock or share units shall be deemed to be earned in full, (iv) all performance shares granted in the form of share units shall be paid in cash, and
(v) stock options and SARs that are not exercisable in full shall be deemed fully exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Stock Option Committee at such time. The Stock Option Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

         The 1999 LTIP or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary for the 1999 LTIP to continue to comply with Rule 16b-3 under the Exchange Act. Unless terminated earlier by the Board of Directors, the term of the 1999 LTIP will expire on December 31, 2008.

         The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for adoption of the 1999 LTIP.

         The Board of Directors recommends a vote FOR this proposal.


          PROPOSAL FOUR: INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

         On March 3, 1999, the Board of Directors authorized and approved, subject to shareholder approval, an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), increasing the number of authorized shares of Common Stock to 100,000,000. It is contemplated that, if the proposed amendment is approved by the Company's shareholders, a Certificate of Amendment will be filed in accordance with the laws of the State of New York so as to become effective as soon as practicable thereafter.

         Of the 40,000,000 shares of Common Stock currently authorized, as of March 31, 1999 there were [ ] shares issued and outstanding. In addition, [ ] shares were reserved for issuance pursuant to the Company's existing stock option plans and the warrant issued to BMS in connection with the acquisition of Linvatec. If the 1999 Plan is adopted at the Annual Meeting as proposed, an additional 1,000,000 shares of Common Stock would be reserved for issuance under the 1999 Plan.

         The Board of Directors believes it to be in the best interests of the Company and its shareholders to have additional Common Stock authorized which would be available for issuance for general corporate purposes, including raising capital to support business expansion, stock splits, stock dividends, acquisitions or other developments which might make its issuance desirable. For example, the Company effected three-for-two stock splits in the form of stock dividends on December 27, 1994 and November 30, 1995 (issuing an aggregate of 6,680,000 shares of Common Stock). The Company believes that stock splits or stock dividends broaden the market for, and the liquidity of, the Company's Common Stock. In addition, the Company issued 1,590,000 shares of Common Stock in March 1995 in the acquisition of Birtcher Medical Systems, Inc. and issued 3,852,000 shares of Common Stock in March 1996 in a registered public offering to reduce indebtedness incurred in connection with the Company's acquisitions. The Company issued substantial indebtedness to finance the Linvatec acquisition. Additional authorized Common Stock would be available for issuances in registered public offerings to reduce such indebtedness. The issuance of additional shares of Common Stock could also be used to impede an unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company or its shareholders. The availability of additional Common Stock as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company. If authorization of any increase in the Common Stock is postponed until a specific need arises, the delay and expense incident to obtaining approval of shareholders at that time could impair the Company's ability to meet its objectives. The Company does not now have any agreement, understanding, arrangement or commitment which would result in the issuance of any of the additional shares to be authorized (other than pursuant to stock options and the Linvatec warrant) and no assurance can be given at this time that additional shares will, or as to the circumstances under which such shares might, in fact be issued. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares unless applicable laws or regulations or the rules of the Nasdaq National Market or of any stock exchange on which the Company's securities may then be listed require such approval.

         The additional shares authorized by the proposed amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Holders of the Company's shares have no preemptive rights and, accordingly, existing shareholders would not have any preferential right to purchase any of the additional shares when issued. Issuance of such shares, depending upon the type of transaction in which the shares are issued, could have a dilutive effect on the equity and earnings per share attributable to present shareholders. Should this Proposal and also Proposal 3 be passed at the Annual Meeting, the Company will have [__________] shares of Common Stock and [_______] shares of Preferred Stock unissued and not reserved for issuance.

         The proposed amendment would amend the first paragraph of Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

          FOURTH. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 100,500,000 [40,500,000], of which 100,000,000 [400,000,000] shares of the par value of $.01 per share shall be designated as Common Stock ("Common Stock"), and 500,000 shares of the par value of $.01 per share shall be designated as Preferred Stock ("Preferred Stock").

         Language deleted by the proposed amendment has been crossed out and language added by the proposed amendment has been underlined. The rest of Article FOURTH will remain unchanged.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary for approval of the proposed amendment to the Certificate of Incorporation.

         The Board of Directors unanimously recommends a vote FOR this proposal.


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any shareholder desiring to present a proposal to the shareholders at the 2000 Annual Meeting, which currently is expected to be scheduled on or about May 16, 2000, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 11, 1999. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 2000 Annual Meeting or to propose nominees for election as directors at the 2000 Annual Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED
Corporation,  310 Broad  Street,  Utica,  New York 13501  (Telephone  (315) 797-
8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section
1.13 of the Company's By-laws and to be considered timely, notice of a proposal must be received by the Company between February 16, 2000 and March 17, 2000.



                                  By Order of the Board of Directors,


                                          Thomas M. Acey
                                               Secretary

April 9, 1999

                                                   Exhibit A
                                                   1999 Long-Term Incentive Plan


                               CONMED CORPORATION

                          1999 LONG-TERM INCENTIVE PLAN

         1. PURPOSE. The purpose of the 1999 Long-Term Incentive Plan of CONMED Corporation (the "Plan") is to promote the long term financial interests of CONMED Corporation (the "Company"), including its growth and performance, by encouraging employees of the Company and its subsidiaries and consultants who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees and consultants of outstanding ability, and providing employees and consultants with an interest in the Company parallel to that of the Company's stockholders. To achieve these purposes, the Company may grant Awards of options, restricted shares, stock appreciation rights and performance shares to key employees and consultants selected by the Stock Option Committee, all in accordance with the terms and conditions set forth in the Plan.

         2. DEFINITIONS. The following definitions are applicable to the Plan:

         "Award" shall mean an award determined in accordance with the terms of the Plan.

         "Board of Directors" shall mean the Board of Directors of the Company.

         "Committee" shall mean the Stock Option Committee of the Board of Directors. The Committee shall be composed of not less than two directors of the Company. The Board of Directors may also appoint one or more directors as alternate members of the Committee. No officer or employee of the Company or of any subsidiary shall be a member or alternate member of the Committee. The Committee shall at all times be comprised solely of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and in such a manner as to satisfy the "non-employee" director standard contained in Rule 16b-3 promulgated under the Exchange Act.

         "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

         "Covered Employee" means, at the time of an Award (or such other time as required or permitted by Section 162(m) of the Internal Revenue Code) (i) the Company's Chief Executive Officer (or an individual acting in such capacity),
(ii) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (iii) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" shall mean, per share of Common Stock, the closing price of the Common Stock on the Nasdaq Stock Market of the National Association of Securities Dealers, Inc. (the "Nasdaq Stock Market") on the applicable date, or, if the shares of Common Stock of the Company are then listed on a securities exchange, the closing price of the Common Stock on the principal securities exchange on which such shares are then traded, or, if there are no sales of Common Stock on the Nasdaq Stock Market or such principal securities exchange (as applicable) on such date, then the closing price of the Common Stock on the last previous day on which a sale on the Nasdaq Stock Market or such principal securities exchange (as applicable) is reported.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Participant" shall mean an employee of the Company or its subsidiaries or a consultant who is party to a consulting agreement with the Company or its subsidiaries, in each case who is selected by the Committee to participate in the Plan.

         3. SHARES  SUBJECT TO THE PLAN.  Subject to  adjustment  as provided in
Section 16 of this Plan, the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall not exceed 1,000,000. Notwithstanding anything contained herein to the contrary, in no event shall more than 400,000 shares of Common Stock (subject to adjustment as provided in Section 16 of this Plan) be available in the aggregate for the issuance of Common Stock pursuant to performance shares or restricted stock granted under the Plan. The shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Plan, as the Company may from time to time determine.

         Shares of Common Stock subject to an Award under the Plan that, in whole or in part, expires unexercised or that is forfeited, terminated or canceled or is paid in cash in lieu of Common Stock, shares of Common Stock surrendered or withheld from any Award under the Plan to satisfy a Participant's income tax withholding obligation and shares of Common Stock owned by the Participant that are tendered to pay for the exercise of a stock option under the Plan shall thereafter again be available for grant under the Plan.

         4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may delegate to one or more employees, agents or officers of the Company, or to one or more third party consultants, accountants, lawyers or other advisors, such ministerial duties related to the operation of the Plan as it may deem appropriate.

         Subject to the provisions of the Plan, the Committee (i) (or its delegate, within limits established by the Committee, with respect to non-Covered Employees and employees who are not subject to Section 16 of the Exchange Act) shall select the Participants, determine the type, size and terms of Awards to be made to Participants, determine the shares or share units subject to Awards, the restrictions, conditions and contingencies to be applicable in the case of specific Awards, and the time or times at which Awards shall be exercisable or at which restrictions, conditions and contingencies shall lapse, and (ii) shall have the authority to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. No member or alternate member of the Committee shall be liable for any such action or determination made in good faith.

         5. ELIGIBILITY. All employees of the Company and its subsidiaries and consultants who are parties to consultancy agreements with the Company or its subsidiaries, in each case who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries or consultants eligible to participate in the Plan to receive awards of nonstatutory stock options. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award.

         6. AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), performance shares, stock appreciation rights and restricted stock grants. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

         7. STOCK OPTIONS. The award instrument pursuant to which any incentive stock option is granted shall specify that the option granted thereby shall be treated as an incentive stock option. The award instrument pursuant to which any nonstatutory stock option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option. The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a Participant the right to transfer Common Stock acquired upon the exercise of a part of a stock option in payment of the exercise price payable upon immediate exercise of a further part of the stock option. In no event may any Participant receive stock options under the Plan with respect to more than 200,000 shares of Common Stock in any 12 month period.

         8. PERFORMANCE SHARES. Performance shares may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee but in no event may a performance period be less than twelve months. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

         Awards of performance shares to a Covered Employee shall (unless the Committee determines otherwise) be subject to performance conditions based on the achievement (i) by the Company or a business unit of a specified target operating or net income or return on assets, (ii) by the Company or a business unit of specified target earnings per share or return on equity, (iii) of a targeted total shareholder return or (iv) any combination of the conditions set forth in clauses (i), (ii) and (iii) above. If an Award of performance shares is made on such basis, the Committee shall establish the relevant performance conditions within 90 days after the commencement of the performance period (or such later date as may be required or permitted by Section 162(m) of the Internal Revenue Code). The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of performance shares to a Covered Employee, notwithstanding the achievement of a specified performance condition. The maximum number of performance shares subject to any Award under the Plan to a Covered Employee is 200,000 for each twelve months during the performance period (or, to the extent the Award is paid in cash, the maximum dollar amount of any such Award is the equivalent cash value of such number of Shares at the closing price on the last trading day of the performance period). For purposes of the immediately preceding sentence, "trading day" shall mean a day in which the Shares are traded on the Nasdaq Stock Market or, if applicable, the principal securities exchange on which the shares of Common Stock are then traded. An Award of performance shares to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant's termination of employment prior to the end of the performance period for any reason, such Award will be payable only (A) if the applicable performance conditions are achieved and (B) to the extent, if any, as the Committee shall determine.

         9. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights ("SARs") may be granted only in connection with a stock option. A SAR granted in connection with an incentive stock option may be granted only when the incentive stock option is granted. A SAR granted in connection with a nonstatutory stock option may be granted either when the related nonstatutory stock option is granted or at any time thereafter, including, in the case of any nonstatutory stock option resulting from the conversion of an incentive stock option to a nonstatutory stock option, simultaneously with or after the conversion. A Participant electing to exercise a SAR shall deliver written notice to the Company of the election identifying the SAR and the related option with respect to which the SAR was granted to the Participant, and specifying the number of whole shares of Common Stock with respect to which the Participant is exercising the SAR. Upon exercise of the SAR, the related option shall be deemed to be surrendered to the extent that the SAR is exercised. SARs may be exercised only (i) on a date when the Fair Market Value of a share Common Stock exceeds the exercise price stated in the stock option related to that SAR, (ii) at a time and to the same extent as the related stock option is exercisable, (iii) by surrender to the Company, unexercised, of the related stock option or any applicable portion thereof, and
(iv) in compliance with any restrictions that may be set forth in the Award agreement pursuant to which the SAR was granted. The amount payable upon exercise of a SAR may be paid by the Company in cash, or, if the Committee shall determine in its sole discretion, in shares of Common Stock (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and shares of Common Stock; provided, however, that in no event shall the total number of shares of Common Stock that may be paid to a Participant pursuant to the exercise of a SAR exceed the total number of shares of Common Stock subject to the related stock option. A SAR shall terminate and may no longer be exercised upon the first to occur of (a) exercise or termination of the related stock option or (b) any termination date specified by the Committee at the time of grant of the SAR. In addition, the Committee may, in its sole discretion at any time before the occurrence of a Change of Control, amend, suspend, or terminate any SAR theretofore granted under the Plan without the holder's consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan. The amendment, suspension, or termination of any SAR by the Committee as described in the immediately preceding sentence shall not affect the holder's rights in any related stock option.

         10. RESTRICTED STOCK. Restricted stock may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant. A restricted period of not less than three years shall apply to shares of Common Stock subject to restricted stock grants under the Plan, except that a restricted period of less than three years may apply to such grants with respect to up to ten percent (10%) of the total shares of Common Stock available for the grant of Awards under the Plan. The Committee shall determine in its sole discretion whether restricted stock granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

         11. AWARD AGREEMENTS. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

         12. CHANGE IN CONTROL. In the event of a Change in Control, as hereinafter defined, (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full, (iv) all performance shares granted in the form of share units shall be paid in cash, and (v) each a stock option and SAR that is not exercisable in full shall be deemed fully vested. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or
(B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

         A "Change in Control" shall mean the occurrence of any one of the following events: (i) any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors (the "Company Voting Securities"); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (iii) below), (ii) during any period of not more than two years, individuals who constitute the Board of Directors of the Company as of the beginning of the period (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the beginning of the period; whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least three-quarters of the Incumbent Directors who remain on the Board of Directors, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a "Business Combination"), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business
Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a "Non-Control Transaction"); or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

         13. WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

         14. NONTRANSFERABILITY. No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any nonstatutory stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, a nonstatutory stock option shall be exercisable only by the Participant or by the immediate family member or trust to whom such stock option has been transferred pursuant to the immediately preceding sentence. For purposes of the Plan, (i) the term "immediate family" shall mean the Participant's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members and trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a nonstatutory stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Internal Revenue Code.

         15. NO RIGHT TO EMPLOYMENT OR CONSULTANCY. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries or retained as a consultant with the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Company to make such payment from its general assets in accordance with the Plan, and no Participant shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

         16. ADJUSTMENT OF AND CHANGES IN COMMON STOCK. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

         17. AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act.

         18. EFFECTIVE DATE AND TERMINATION. The Plan shall be effective as of January 1, 1999, subject to its approval by shareholders of the Company. Subject to earlier termination pursuant to Section 16 of this Plan or by the action of the Board of Directors, the Plan shall remain in effect until December 31, 2008.

         19. PURCHASE FOR INVESTMENT. Each person acquiring Common Stock pursuant to any Award may be required by the Company to furnish a representation that he or she is acquiring the Common Stock so acquired as an investment and not with a view to distribution thereof if the Company, in its sole discretion, determines that such representation is required to ensure that a resale or other disposition of the Common Stock would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

         20.  AWARDS IN  SUBSTITUTION  FOR AWARDS  GRANTED  BY OTHER  COMPANIES.
Awards may be granted under the Plan in substitution for awards held by employees of a company who become employees of the Company or a subsidiary as a result of the merger or consolidation of the employer company with the Company or a subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employer company, or the acquisition by the Company or a subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

         21. GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

                               CONMED CORPORATION
                     310 Broad Street--Utica, New York 13501
                  Annual Meeting of Shareholders--May 18, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eugene R. Corasanti and Robert E. Remmell, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the "Company") held of record by the undersigned on March 31, 1999, at the Annual Meeting of Shareholders to be held May 18, 1999, and at any adjournment thereof.

  (1) Election of Directors

  |_| FOR all nominees listed below          |_| WITHHOLD AUTHORITY to vote
      (except as indicated otherwise             for all nominees listed below
      below)

  NOMINEES:  Eugene R. Corasanti, Robert E. Remmell, Bruce F. Daniels,
             William D. Matthews,  Stuart J. Schwartz and  Joseph J. Corasanti.

  INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write such nominee's name on the space provided below.

--------------------------------------------------------------------------------

  (2) Appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 1999.

          |_|  FOR               |_|  AGAINST               |_|  ABSTAIN

  (3) Approval of the Company's 1999 Long-Term Incentive Stock Plan.

          |_|  FOR               |_|  AGAINST               |_|  ABSTAIN

  (4) Approval of Amendment to the Company's Restated Certificate of Incorporation to increase to 100,000,000 the number of authorized shares of Common Stock.

          |_|  FOR               |_|  AGAINST               |_|  ABSTAIN

  (5) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

     All as more particularly described in the Company's Proxy Statement, dated April 9, 1999 (the "Company's Proxy Statement"), relating to such meeting, receipt of which is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) (SUBJECT TO THE LIMITATION CONTAINED ON PAGE 2 OF THE COMPANY'S PROXY STATEMENT) AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                        ----------------------------------------

                                        ----------------------------------------

                                        Dated_____________________________, 1999


                                        Please  date  this  Proxy  Card and sign
                                        your name exactly as it appears  hereon.
                                        Where there is more than one owner, each
                                        should   sign.   When   signing   as  an
                                        attorney,    administrator,    executor,
                                        guardian,  or  trustee,  please add your
                                        title  as  such.   If   executed   by  a
                                        corporation,  this Proxy Card  should be
                                        signed by a duly authorized  officer. If
                                        executed by a  partnership,  please sign
                                        in   partnership   name  by   authorized
                                        persons.

Please promptly mark, date, sign and
mail this Proxy Card in the enclosed
envelope. No postage is required.